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                                                                                         OMB APPROVAL
                                 UNITED STATES                                  -----------------------------
                       SECURITIES AND EXCHANGE COMMISSION                       OMB Number:         3235-0167
                             Washington, D.C. 20549                             Expires:    November 30, 2010
                                                                                Estimated average burden
                                    FORM 15                                     hours per response ......1.50
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 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                              Commission File Number       001-15729
                                                     ---------------------------

                           Paragon Technologies, Inc.
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             (Exact name of registrant as specified in its charter)


               600 Kuebler Road, Easton PA 18040, (610) 252-3205
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, Par Value $1.00 Per Share
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            (Title of each class of securities covered by this Form)


                                      N/A
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)         /x/
        Rule 12g-4(a)(2)         / /
        Rule 12h-3(b)(1)(i)      /x/
        Rule 12h-3(b)(1)(ii)     / /
        Rule 15d-6               / /

     Approximate number of holders of record as of the certification or notice
date:         254
      ---------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Paragon Technologies, Inc. (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:      /s/ 05/11/2009             By:        /s/ Leonard S. Yurkovic
      -------------------------            -------------------------------------
                                             Leonard S. Yurkovic, Acting CEO

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                      Persons who respond to the collection of information
                      contained in this form are not required to respond unless
SEC 2069 (02-08)      the form displays a currently valid OMB control number.